                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                           LA PETITE ACADEMY, INC.


                              (Under Section 245
                   of the Delaware General Corporation Law)

                  The undersigned, being the President of La Petite Academy, Inc., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

                  1. A Certificate of Incorporation of La Petite Academy, Inc. was filed with the Secretary of State of the State of Delaware on October
5, 1981.

                  2. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

                  3. This Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Corporation's Certificate of Incorporation as heretofore amended, restated or supplemented. This Restated Certificate of Incorporation was proposed by the directors and adopted by the stockholders in the manner and by the vote prescribed by
Section 242 of the Delaware General Corporation Law.

                  4. This Restated Certificate of Incorporation shall be effective as of midnight on May 31, 1997.

                  5. The text of the Restated Certificate of Incorporation of La Petite Academy, Inc. is hereby restated to read in full as follows:

                  FIRST: The name of the Corporation is La Petite Academy, Inc. (hereinafter the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").



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                  FOURTH: The total number of shares of stock which the
         Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01) and 2,000,000 shares of Class A Preferred Stock, each having a par value of one penny ($.01).

                  4.A. Common Stock.

                  (a) Issuance. Shares of Common Stock may be issued from time to time as the Board of Directors of this Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

                  (b) Dividends. After (i) the requirements with respect to preferential dividends on the Class A Preferred Stock (fixed in accordance with the provisions of this Article FOURTH herein), shall have been met, and (ii) the Corporation shall have complied with the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts with respect to the Class A Preferred Stock (fixed in accordance with the provisions of this Article FOURTH herein), and subject to any other conditions which may be fixed in accordance with the provisions herein, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

                  (c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after distribution in full of the preferential amount (fixed in accordance with the provisions of this Article FOURTH herein), to be distributed to the holders of Class A Preferred Stock, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible of whatever kind, available for distribution to the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

                  4.B. Preferred Stock

                  (a) Issuance. Subject to the provisions contained herein, the Class A Preferred Stock may be issued from time to time by the Board of Directors of the Corporation. The initial liquidation preference of the Class A Preferred Stock shall be $25.00 per share; such amount shall be subject to increase as provided in paragraph (c)(i) herein.

                  (b) Rank. The Class A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation, rank senior to all classes of common stock of the Corporation (including, without limitation, the

Common Stock), and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or on a parity with the Class A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation ("Junior Stock"). The Class A
Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and

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dissolution of the Corporation, rank on a parity with any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Class A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation ("Parity Stock"), provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Stock and not Parity Stock. The Class A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation, rank junior to each class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of the Class A Preferred Stock in accordance with paragraph (f)(ii)(B) and which expressly provides that it ranks senior to the Class A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation ("Senior Stock").

                  (c) Dividends.

                  (i) Beginning on the Class A Preferred Stock Issue Date, the Holders of the outstanding shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Class A Preferred Stock, at a rate per annum equal to 12-1/8% of the then effective liquidation preference per share of the Class A Preferred Stock, payable quarterly. No interest shall be payable in respect of any dividends which may be in arrears. All dividends shall be cumulative, whether or not earned or declared on a daily basis from the Class A Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Class A Preferred Stock Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before August 1, 1998 is not declared and paid in full in cash on such Dividend Payment Date the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be added to the liquidation preference of the Class A Preferred Stock on such Dividend Payment Date and the amount so added to the liquidation preference shall be deemed paid in full and shall not accumulate. Each distribution in the form of a dividend shall be payable to, or added to the liquidation preference of as herein provided, the Class A Preferred Stock held by Holders of record as they appear on the stock books of the Corporation on such record dates, not less than ten
                  (10) nor more than sixty (60) days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of the Class A

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                  Preferred Stock on the Exchange Date or on the date of
                  their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Class A Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Class A Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Class A Preferred Stock at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                  (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid in cash, or declared and a sum in cash set apart sufficient for such payment, on the Class A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not paid in full in cash, as aforesaid, upon the shares of the Class A Preferred Stock and any other Parity Stock, all dividends declared upon shares of the Class A Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Class A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Class A Preferred Stock and such Parity Stock bear to each other.

                  (vi) (A) Holders of shares of the Class A Preferred Stock shall be entitled to receive the dividends provided for in paragraph

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                  (c)(i) hereof in preference to and in priority over any
                  dividends upon any of the Junior Stock.

                           (B) So long as any share of the Class A
                  Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock (other than redemptions of Junior Stock (and any warrants, rights, calls or options exercisable for or convertible into such Junior Stock) previously issued to any of the Corporation's executive officers or employees pursuant to any employee benefit or bonus plan, which redemptions shall have been approved by a majority of the Board of Directors, provided that Junior Stock held by executive officers or other management employees of the Corporation may only be redeemed upon the termination, retirement, death or disability of such executive officer or management employee), or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the Class A Preferred Stock have been paid in full in cash.

                           (C) So long as any share of the Class A
                  Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the Class A Preferred Stock have been paid (or deemed to be paid) in full.

                  (vii) Dividends payable on the Class A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day

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                  year of twelve 30-day months and the actual number of
                  days elapsed in the period for which payable.

                  (viii) The Corporation will not claim any deduction from gross income for dividends paid on the Class A Preferred Stock in any Federal income tax return, claim for refund, or other statement, report or submissions made to the Internal Revenue Service, and will make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders of the Class A Preferred Stock to claim the dividends received deduction under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision). At the reasonable request of any Holder of Class A Preferred Stock (and at the expense of such Holder), the Corporation will join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on the Class A

                  Preferred Stock will be eligible for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). In addition, the Corporation will cooperate with any Holder of the Class A Preferred Stock (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision) of any dividends (within the meaning of
                  Section 316(a) of the Code or any successor provision) paid on the Class A Preferred Stock. To the extent possible, the principles of this paragraph (c)(viii) shall also apply with respect to State and local income taxes.

                  (d) Liquidation Preference.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding (including any dividends added to the liquidation preference in accordance herewith), plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Class A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Class A Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amount to which the

                  Holders of outstanding shares of Class A Preferred Stock and the holders of outstanding shares of all Parity Stock are entitled were paid in full.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                  (e) Redemption.

                  (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after August 1, 1998, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Class A Preferred Stock, at the redemption prices (expressed as a percentage of the then effective liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"):

                  During the twelve (12) month period beginning on August 1 of the years indicated below:

                         1998............................106.00%

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                         1999............................104.00%
                         2000............................102.00%
                         2001 and thereafter.............100.00%


                  provided that no optional redemption pursuant to either this paragraph or paragraph (e)(i)(B) hereof shall be authorized or made unless prior thereto full unpaid dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date have been or immediately prior to the Redemption Notice are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the Class A Preferred Stock.

                           (B) In the event that the Corporation
                  consummates an initial public offering of its common stock resulting in the receipt of cash proceeds, net of underwriting discounts and commissions and net of the expenses payable by the Corporation directly related to such Offering, of at least $20,000,000 on or before August 1, 1998, the Corporation may, at its option, redeem from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, on a Redemption Date no later than 30 days following the consummation of such offering, up to 100% of the shares of the Class A Preferred Stock originally issued at a redemption price equal to 112-1/8% of the then effective liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Contingent Redemption Price").

                           (C) In the event of a redemption pursuant to
                  paragraph (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Class A Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of the Class A Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold


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                  less than 100 shares as a result of such redemption), as
                  may be determined by the Corporation.

                  (ii) Mandatory Redemption. On August 1, 2003 the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the

                  Class A Preferred Stock then outstanding at a redemption price equal to 100% of the then effective liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date but excluding any dividends to be paid contemporaneously with such redemption pursuant to the next sentence) (the "Mandatory Redemption Price"). The Corporation shall, to the extent of funds legally available therefor, immediately prior to the authorization or the making of any such redemption, declare and pay in cash (or set apart a sum sufficient for such cash payment on such Redemption Date) all accumulated and unpaid dividends on the Class A Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date and an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date.

                  (iii) Procedures for Redemption. (A) At least thirty
                  (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Class A Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Class A Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Class A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                                    (1) whether the redemption is pursuant to
                           paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

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                                    (2) the Optional Redemption Price,
                           the Mandatory Redemption Price or the
                           Contingent Redemption Price, as the case may be;


                                    (3) whether all or less than all the
                           outstanding shares of the Class A Preferred
                           Stock redeemable thereunder are to be redeemed and the total number of shares of the Class A Preferred Stock being redeemed;

                                    (4) the number of shares of Class A
                           Preferred Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                                    (5) the date fixed for redemption;

                                    (6) that the Holder is to surrender
                           to the Corporation, at the place or places where certificates for shares of Class A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Class A Preferred Stock to be redeemed; and

                                    (7) that dividends on the shares of
                           the Class A Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be.

                           (B) Each Holder of Class A Preferred Stock
                  shall surrender the certificate or certificates representing such shares of Class A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by

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                  any such certificate are redeemed, a new certificate
                  shall be issued representing the unredeemed shares.

                           (C) Unless the Corporation defaults in the

                  payment in full of the applicable redemption price, dividends on the Class A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

                  (f) Voting Rights.

                  (i) The Holders of Class A Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (ii) (A) So long as any shares of the Class A Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least 66-2/3% of the then outstanding shares of Class A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (B) So long as any shares of the Class A
                  Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least 66-2/3% of the outstanding shares of Class A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (C) So long as any shares of the Class A
                  Preferred Stock are outstanding, the Corporation shall not amend this Article FOURTH so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Class A Preferred Stock or to authorize the issuance of any additional shares of Class A Preferred Stock without the affirmative vote or consent of Holders of at least 66-2/3% of the issued and outstanding shares of

                  Class A Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (D) Prior to the exchange of Class A Preferred
                  Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form as executed on the Class A Preferred Stock Issue Date (the "Indenture") (except as expressly provided therein) without the affirmative vote or consent of Holders of at least 66-2/3% of the shares of Class A Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (E) Except as set forth in paragraphs
                  (f)(ii)(A) and (f)(ii)(B) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock, or (y) the increase or decrease in the amount of authorized capital stock of any class, including preferred stock, shall not require the consent of Holders of Class A Preferred Stock and shall not, unless not complying with paragraphs (f)(ii)(A) and (f)(ii)(B) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Class A Preferred Stock.

                  (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Class A Preferred Stock, voting or consenting, as the case may be, as one class the Corporation will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person or adopt a Plan of Liquidation unless: (i) either (1) the Corporation shall be the surviving or continuing corporation or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a Plan of Liquidation, or Person to which assets of the Corporation have been transferred shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Class A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Class A Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transaction and the conversion or exchange contemplated by clause (ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Corporation (in the case of clause
                  (1) of the foregoing clause (i)) or such Person (in the case of clause (2) thereof) (a) shall have a Consolidated Net Worth (immediately after such transaction but prior to any purchase accounting adjustments for such transaction) equal to or greater than the Consolidated Net Worth of the Corporation immediately prior to such transaction and (b) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof, provided that this clause
                  (iii) shall not be applicable with respect to a merger of the Corporation with or into any Wholly Owned
                  Subsidiary of the Corporation; (iv) immediately before and after giving effect to such transactions and the conversion or exchange contemplated by clause (ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transactions) no Voting Rights Triggering Event shall have occurred or be continuing; and (v) neither the Corporation nor any Subsidiary of the Corporation nor such Person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), unless the Corporation or such Subsidiary or such Person, as the case may be, could incur such Indebtedness under paragraph (1)(i) hereof.

                           For purposes of the foregoing, the transfer
                  (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.


                  (iv) (A) If (w) the corporation fails to declare and pay dividends on the Class A Preferred Stock as set forth in paragraph (c) (i) hereof (the deemed payment of dividends pursuant to such paragraph (c) (i) being also treated, for purposes of this paragraph (f) (iv), as the declaration and payment of dividends) in an amount equal to six full quarterly dividends (a "Dividend Default"); or (x) the Corporation fails to make a mandatory redemption of the Class A Preferred Stock when required pursuant to paragraph (e)
                  (ii) hereof or to make a Change of Control Offer required pursuant to paragraph (h) hereof (a "Redemption Default"); or (y) the Corporation breaches or violates one of the provisions set forth in either of paragraphs (1) (i) or
                  (1) (ii) hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default"); or
                  (z) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of the Corporation or any Subsidiary, whether such Indebtedness exists on the Class A
                  Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate, an outstanding principal amount of $10.0 million or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then the number of directors constituting the Board of Directors shall be adjusted by the Board of Directors by the number, if any, necessary to permit the Holders of the Class A Preferred Stock, voting separately and as one class, to elect the lesser of two directors or 25% of the members of the Board of Directors of the Corporation. Holders of a majority of the issued and outstanding shares of Class A Preferred Stock, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Dividend Default, Redemption Default,
                  Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Class A Preferred Stock expire (other than as described in (f) (iv) (B) below). Each such event described in clauses (w), (x), (y) and (z) is a "Voting Rights Triggering Event."


                           (B) The right of the Holders of Class A
                  Preferred Stock voting together as a separate class to elect members of the Board of Directors as set forth in subparagraph (f) (iv) (A) above shall continue until such time as (w) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Class A Preferred Stock are paid in full and the Corporation has paid dividends in full on the two consecutive Dividend Payment Dates immediately following the payment of such arrearage; and (x) in the event such right arises due to a Redemption Default, the Corporation makes the mandatory redemption payment in cash in full as required hereby or makes the payment in full in cash as required hereby in respect of the Change of Control Offer that gave rise to such right; and (y) in the event such right arises due to a Restriction Default, the Corporation remedies the breach or violation; and (z) in the event such right arises due to a Payment Default, the Corporation cures the default, at which time (1) the special right of the Holders of Class A Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Class A Preferred Stock shall terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Class A Preferred Stock pursuant to paragraph (f) (iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Class A Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least ten percent (10%) of the shares of Class A Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Class A Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty
                  (20) days after mailing the same within the United
                  States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent

                  (20%) of the outstanding shares of Class A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Class A Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                           (C) At any meeting held for the purpose of
                  electing directors at which the Holders of Class A Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Class A Preferred Stock shall be required to constitute a quorum of such Class A Preferred Stock.

                           (D) Any vacancy occurring in the office of a
                  director elected by the Holders of Class A Preferred Stock may be filled by the remaining directors elected by the Holders of Class A Preferred Stock unless and until such vacancy shall be filled by the Holders of Class A Preferred Stock.

                  (v) In any case in which the Holders of Class A Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Class A Preferred Stock shall be entitled to one vote for each share of Class A Preferred Stock held.

                  (g) Exchange.

                  (i) Requirements. The outstanding shares of Class A Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement and the Senior Note Indenture at any time on any Dividend Payment Date on or after June 1, 1997, for the Corporation's 12-1/8% Subordinated Exchange Debentures due 2003 (the "Exchange Debentures"), to be substantially in the form of Exhibit A to the form of Indenture, a copy of which is on file with the

                  Secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Indenture and the trustee thereunder (the "Trustee") each have been qualified under the Trust Indenture Act of 1939, as amended; (ii) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Class A Preferred
                  Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (iii) there shall be legally available funds sufficient therefor; (iv) a registration statement relating to the Exchange
                  Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Act") prior to such exchange and shall continue to be in effect on the date of such exchange or the Corporation shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Act is available for such exchange, and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Corporation) thereof will not be subject to any restrictions imposed by the Act upon the resale thereof and such exemption is relied upon by the Corporation for such exchange; (v) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture; and
                  (vi) the Corporation shall have delivered a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (i)-(iv) and that the Corporation has complied in all material respects with all applicable state and Federal securities laws relating to such exchange. The exchange rate shall be $1.00 principal amount of the Exchange Debentures for each $1.00 of liquidation preference of Class A Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option and subject to the terms and conditions of the Senior Note Indenture to pay cash in an amount equal to the principal amount of that portion of any Exchange
                  Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.


                  (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Class A Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Class A Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                           (1) the date fixed for exchange;

                           (2) that the Holder is to surrender to the
                  Corporation, at the place or places where certificates for shares of Class A Preferred Stock are to be surrendered for exchange, in the manner designated, his certificate or certificates representing the shares of Class A Preferred Stock to be exchanged;

                           (3) that dividends on the shares of Class A
                  Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Class A Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of Exchange Debentures; and

                           (4) that interest on the Exchange Debentures
                  shall accrue from the Exchange Date whether or not certificates for shares of Class A Preferred Stock are surrendered for exchange on such Exchange Date.

                           (B) On or before the date fixed for exchange,
                  each Holder of Class A Preferred Stock shall surrender the certificate or certificates representing such shares of Class A Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Class A Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange
                  Debentures at the rate and on the dates specified therein from the Exchange Date.

                           (C) If notice has been mailed as aforesaid,
                  and if before the Exchange Date specified in such notice (x) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (y) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Class A Preferred Stock so exchanged as a stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the date of exchange.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Class A Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                  (h) Change of Control.

                  (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Class A Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a Business Day (the "Change of Control

                  Payment Date") not later than 60 days following the Change of Control Date, all then outstanding shares of Class A Preferred Stock at a purchase price of 101% of the then effective liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date). Immediately prior to authorizing or making any such accrued and unpaid dividends, the Corporation shall declare, to the extent of funds legally available therefor, all such accrued and unpaid dividends.

                  (ii) Notice of the Change of Control Offer shall be mailed by the Corporation not less than 30 days nor more than 60 days before the Change of Control Payment Date to Holders of Class A Preferred Stock at their last registered address and shall set forth:

                           (A) notice that a Change of Control has
                  occurred and that each Holder of Class A Preferred Stock has the right to require the Corporation to repurchase for cash such Holder's Class A Preferred Stock at 101% of the then effective liquidation preference thereof plus, without duplication, the amount in cash as determined in accordance with paragraph (h) (i) above;

                           (B) the fact that the Corporation has the
                  right to redeem the Class A Preferred Stock on or after August 1, 1998, at the specified Optional Redemption Price and a statement as to whether the Corporation intends to exercise such right in connection with the Change of Control;

                           (C) the Change of Control Payment Date;

                           (D) a description of the Change of Control; and

                           (E) a description of the procedures to be
                  followed by such Holder in order to have its Class A Preferred Stock repurchased.

                           The Change of Control Offer shall remain open
                  from the time of mailing until the Business Day preceding the Change of Control Payment Date.


                  (iii) The Corporation will comply with any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of the Class A Preferred Stock in connection with a Change of Control.

                  (iv) On the Change of Control Payment Date, unless the Corporation defaults in the payment for the shares of Class A Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Class A Preferred Stock tendered. All rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                  (v) Notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions the Company shall, either repay all Indebtedness and terminate all commitments outstanding under the Credit Agreement or obtain the requisite consents, if any, under the Credit Agreement required to permit the repurchase of Class A Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Company shall not make, and shall not be obligated to make, any Change of Control Offer.

                  (i) Conversion or Exchange. The Holders of shares of Class A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                   (j) Reissuance of Class A Preferred Stock. Shares of Class A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, provided that any issuance of such shares as Class A Preferred Stock must be in compliance with the terms hereof.

                  (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (l) Certain Additional Provisions.

                  (i) Limitation on Indebtedness. The Corporation will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, provided that the Corporation and its Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if: (i) no Voting Rights Triggering Event shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence, and (ii) after giving effect to such proposed incurrence the Corporation's Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

                           Notwithstanding anything herein to the
                  contrary, if at any time the amount incurred and outstanding under clause (vi) of the definition of Permitted Indebtedness exceeds the amount that would then be permitted to be incurred thereunder as a result of any adjustments made in accordance with such clause
                  (vi) to the amount permitted to be incurred thereunder, the date the amount incurred and outstanding thereunder exceeds the amount that would then be permitted to be incurred thereunder shall be deemed to be the incurrence of Indebtedness in the amount of such excess for purposes of this Article FOURTH.

                  (ii) Limitation on Restricted Payments. (A) The
                  Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if:

                           (1) at the time of such proposed Restricted
                  Payment or immediately after giving effect to such proposed Restricted Payment any Voting Rights Triggering Event shall have occurred and be continuing;

                           (2) immediately after giving effect to such
                  proposed Restricted Payment the Corporation's
                  Consolidated Fixed Charge Coverage Ratio would be less than 2.25 to 1.0;

                           (3) immediately after giving effect to such

                  proposed Restricted Payment, and together with the aggregate amount of all other Restricted Payments made since the Class A Preferred Stock Issue Date, the aggregate amount expended for all Restricted Payments (the value of any such payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors) would exceed the sum of:

                           (I) 50% of the Corporation's cumulative
                  Consolidated Net Income (or if such Consolidated Net Income is a deficit, minus 100% of such deficit) during the period beginning on the Class A Preferred Stock Issue Date, and ending on the last day of the Corporation's Fiscal Quarter immediately preceding such proposed Restricted Payment; plus

                           (II) 100% of the aggregate Net Equity
                  Proceeds, including cash and the fair market value of property other than cash (such value to be determined reasonably and in good faith by the Board of Directors), received by the Corporation from any Person (other than from a Subsidiary of the Corporation) as a capital contribution or from the issuance or sale subsequent to the Class A Preferred Stock Issue Date of Qualified Capital Stock of the Corporation (excluding
                  (x) any Qualified Capital Stock of the Corporation paid as a dividend on any Capital Stock of the Corporation or as interest on any Indebtedness of the Corporation or any of its Subsidiaries, (y) the issuance of Qualified Capital Stock of the Corporation upon the conversion of, or in exchange for, any Capital Stock of the Corporation or any of its Subsidiaries and (z) any Qualified Capital Stock of the Corporation with respect to which the purchase price thereof has been financed, directly or indirectly, using funds (A) borrowed from the Corporation or any of its Subsidiaries, unless and until and to the extend such borrowing is repaid, or
                  (B) contributed, extended, guaranteed or advanced by the Corporation or any of its Subsidiaries, including, without limitation, in respect of any employee stock ownership or benefit); or

                           (4) After August 1, 1998, the Corporation has
                  not, on or prior to the date of such proposed
                  Restricted Payment, paid cash dividends on the Class A Preferred Stock for two consecutive Dividend Payment Dates in respect thereof.


                           (B) notwithstanding the above paragraph (A),
                  the Corporation or its Subsidiaries may (i) pay dividends on the Corporation's Capital Stock within 60 days after the date of declaration thereof it at such date of declaration the payment of such dividend would comply with the provisions set forth in paragraph (A) above (provided that such dividend will be deemed to have been paid as of its date of declaration for the purposes of this provision); and (ii) if no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof, purchase, redeem, retire or acquire any shares of Capital Stock of the Corporation solely with or out of the cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock of the Corporation and no such purchase, redemption, retirement or acquisition or the proceeds of any such sale shall be included in any computation made under clause (A) (3)
                  (II) above.

                  In determining the amount of Restricted Payments permissible under clause (3) of paragraph (A) above, amounts expended pursuant to clause (i) of paragraph (B) above shall be included as Restricted Payments.

                  For purposes of this provision, any payment by the Corporation to Vestar LPA or its Affiliates pursuant to the Management Consulting Agreement or any other management agreement in excess of $500,000 in any fiscal year shall deemed to be a Restricted Payment.

                  For purposes of this provision a distribution to holders of the Corporation's Capital Stock of (i) shares of Capital Stock of any Subsidiary of the Corporation or (ii) other assets of the Corporation or of any Subsidiary of the Corporation, without, in either case, the receipt of equivalent consideration therefor shall be deemed to be the equivalent of a cash dividend equal to the excess of the Fair Market Value of the shares or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor.

                  (iii) Reports. So long as any share of Class A
                  Preferred Stock is outstanding, the Corporation shall file with the SEC the annual reports, quarterly reports and the information, documents and other reports required to be filed by the Corporation with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Corporation has or is required to have a class of securities registered under the Exchange Act, at the time it is or would be required to file the same with the SEC and within 15 days after it is or would be required to file such reports, information or documents with the SEC shall mail such reports, information and documents to the Holders at their addresses set forth in the register of Class A Preferred Stock maintained by the transfer agent and registrar of the Class A Preferred Stock. Each annual and quarterly report will include a statement setting forth the then effective liquidation preference per share of the Class A Preferred Stock as of the date of the most recent balance sheet set forth in the financial statements contained therein.

                  (m) Definitions. As used in this Article FOURTH, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                           "Acquired Indebtedness" of any specified
                  Person means Indebtedness of any other Person and its Subsidiaries existing at the time such other Person merged with or into or became a Subsidiary of such specified Person or assumed in connection with the acquisition of assets from such other Person including, without limitation, Indebtedness of such other Person and its Subsidiaries incurred in connection with or in anticipation of such other Person being merged with or into or becoming a Subsidiary of such specified Person to such acquisition.

                           "Affiliate" means, when used with reference to
                  any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, or any Person who beneficially owns, directly or indirectly, 5% or more of the equity interests (excluding the Class A Preferred Stock in the case of the Corporation) of such first Person or warrants, options or other rights to acquire or hold more than 5% of any class of equity interests (excluding the Class A Preferred Stock in the case of the Corporation) of such first Person, provided that the term "Affiliate", when used in reference to the Corporation shall not include Bankers Trust Corporation and its Affiliates. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

                           "Associate" of or a Person "associated" with,
                  any Person, means (i) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity and (ii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                           "Board of Directors" shall mean the board of
                  directors of the Corporation.

                           "Business Day" means any day except a
                  Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                           "Capital Stock" means, with respect to any
                  Person, any and all shares, interests, participation, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, whether outstanding on the Class A Preferred Stock Issue Date or issued after the Class A Preferred Stock Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

                           "Capitalized Lease Obligation" means any
                  obligation under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this Article FOURTH, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due thereunder prior to the first date upon which such lease may be terminated by the lessee pursuant to the terms thereof without payment of any penalty.

                           "Cash Equivalents" means at any time, (i) any
                  evidence of Indebtedness with a maturity of one year or

                  less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or any agency or instrumentality thereof is pledged in support thereof); (ii) bank deposits of, or certificates of deposit or acceptances with a maturity of one year or less from the date of acquisition of, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250 million; (iii) commercial paper with a maturity of one year or less from the date of acquisition issued by a corporation (except an Affiliate of the Corporation) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors
                  Service, Inc.; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depositary Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (v) money market funds and mutual funds, the assets of which are solely invested in (i) through (iv) above.

                           "Change of Control" means the occurrence of
                  one of more of the following events (whether or not approved by the Board of Directors of the Corporation):
                  (i) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or entity or group of Persons or entities acting in concert (a "Group") for purposes of Section 13 (d) of the Exchange Act, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Article FOURTH); (ii) the approval by the holders of the Capital Stock of the Corporation of any Plan of Liquidation (whether or not otherwise in compliance with the provisions of this Article FOURTH); (iii) the acquisition in one or more transactions of "beneficial ownership" (within meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable) by any Person or other entity (other than any Permitted Holder), or Group (excluding Permitted Holders) together with its or their Affiliates or Associates, in either case, of any securities of the Corporation or any securities of Vestar LPA such that, as a result of such acquisition, such Person, entity or Group either:
                  (A) beneficially owns (as set forth above), directly or indirectly, at least 51% or more of the combined voting power of the Corporation's then outstanding Voting Stock or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Corporation or other equivalent governing body thereof; or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to the Board of Directors of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) or such other directors as have been appointed by the Permitted Holders cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office.

                           "Change of Control Date" shall have the
                  meaning ascribed to it in paragraph (h)(i) hereof.

                           "Change of Control Payment Date" shall have
                  the meaning ascribed to it in paragraph (h)(i) hereof.

                           "Change of Control Offer" shall have the
                  meaning ascribed to it in paragraph (h)(i) hereof.

                           "Class A Preferred Stock" shall have the
                  meaning ascribed to it in paragraph (a) hereof.

                           "Class A Preferred Stock Issue Date" means the
                  date on which the Class A Preferred Stock was originally issued by La Petite Holdings Corp.

                           "Code" has the meaning ascribed to it in
                  paragraph (c) (viii) hereof.


                           "Common Stock" means the 1,000 shares of
                  common stock of the Corporation, each having a par value of one penny ($.01).

                           "Consolidated EBITDA" for any Person means for
                  any period for which it is to be determined (A) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income; and (ii) only to the extent Consolidated Net Income has been reduced thereby, (1) Consolidated Tax Expense of such Person and its Consolidated Subsidiaries paid or accrued in accordance with GAAP for such period: (2) Consolidated Interest Expense of such Person and its Consolidated Subsidiaries for such period; and (3) all depreciation and amortization expenses, the accretion for carrying value of the Subordinated Debentures and other non-cash expenses (other than any non-cash expense which requires the accrual of a reserve for cash charges for any future period) for such Person and its Consolidated Subsidiaries for such period, less (B) the amount of consolidated non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis in conformity with GAAP consistent with those applied in the preparation of the audited financial statements of the Corporation and its Consolidated Subsidiaries.

                           "Consolidated Fixed Charge Coverage Ratio"
                  means, with respect to any Person, the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person for the four full Fiscal Quarters ending on or immediately prior to the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio
                  (such four full Fiscal Quarter period being referred to herein as the "Four Quarter Period") to (b) the aggregate Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
                  (i) the incurrence or retirement, as the case may be, of any Indebtedness (including Acquired Indebtedness) of such Person or of any of its Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the
                  "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or retirement, as the case may be, occurred on the first day of the Reference Period and (ii) the Consolidated EBITDA of such Person during the Reference Period attributable to any acquired or divested Person, business, property or asset to the extent otherwise included or includible in the referent Person's Consolidated EBITDA, as if such transaction occurred on the first day of the Reference Period. If the Person for whom this ratio is being calculated or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed
                  Indebtedness as of the first day of the Reference
                  Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator
                  (but not the numerator) of this "Consolidated Fixed
                  Charge Coverage Ratio, " (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction
                  Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after given effect to the operation of such agreement.

                           "Consolidated Fixed Charges" means, with
                  respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Interest Expense; and (ii) the product of (x) the amount of all cash dividends declared or paid on preferred stock of such Person and its Consolidated Subsidiaries during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year), less, to the extent included in Consolidated Interest Expense, any amortization of any debt-issuance costs of such Person and its Consolidated Subsidiaries.

                           "Consolidated Interest Expense" means, with
                  respect to any Person for any period, the aggregate of the interest expense of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, including all amortization of original issue discount, the interest component of Capitalized Lease Obligations, net cash costs under all Interest Rate Protection Agreements, all capitalized interest, the interest portion of any deferred payment obligations for such period and cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any Person (other than the Corporation or Wholly Owned Subsidiary of the Corporation) in connection with loans incurred by such employee stock ownership plan to purchase Capital Stock of the Corporation, provided that the accretion for carrying value for the Convertible Debentures shall be excluded from the calculation of Consolidated Interest Expense.

                           "Consolidated Net Income" means, with respect
                  to any Person for any period, the consolidated net income (or deficit) of the referent Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP consistently applied, provided that the net income of any other Person (other than a Subsidiary of the referent Person) in which the referent Person or any Subsidiary of the referent Person has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of the referent Person in accordance with GAAP) shall be included only to the extent of the lesser of (a) such income that has been actually received by the referent Person or such Subsidiary in the form of cash dividends or similar cash distributions (subject to, in the case of a dividend or other distribution to a Subsidiary of the referent Person, the limitations set forth in clause (i) (x) below) and (b) the net income of such other Person (which in no event shall be less than zero), provided, further, that there shall be excluded (i) (x) the net income or loss of any Subsidiary of the referent Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions to the extent of such restriction or limitation and (y) the net income of any Person acquired in a pooling of interests transaction accrued prior to the date it became a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any Subsidiary of the referent Person; (ii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income of the referent Person accrued at any time following the Class A Preferred Stock Issue Date; (iii) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets of the referent Person and its Subsidiaries which are not sold or otherwise disposed of in the ordinary course of business and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person; (iv) any gain arising from the acquisition of any securities, or other extinguishment, under GAAP, of any Indebtedness of the referent Person and its Subsidiaries; (v) any extraordinary gain or loss together with any related provision for taxes on any such extraordinary gain, realized by the referent Person or any of its Subsidiaries during the period for which such determination is made; and (vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

                           "Consolidated Net Worth" means, with respect
                  to any Person for any date of determination (without duplication), the sum of: (i) stated capital, par or liquidation value with respect to Capital Stock of such Person and additional paid-in-capital or capital surplus, and (ii) retained earnings or earned surplus (or minus accumulated deficit) of such Person and its

                  Consolidated Subsidiaries, less: (a) any revaluation or other write-ups subsequent to the Class A Preferred Stock Issue Date in the book value of any asset owned by such Person or a Consolidated Subsidiary of such Person; (b) to the extent included in the foregoing, amounts attributable to any Disqualified Stock or any preferred stock or other equity security of such Person which is not Disqualified Stock and which is exchangeable for or convertible into a debt security for a security exchangeable for or convertible into a debt security) of such Person or of any of its Subsidiaries at the option of such Person or any of its Subsidiaries; and (c) any amounts attributable to the cost of treasury stock and any amount receivable but not paid from sales of Capital Stock of such Person or its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                           "Consolidated Subsidiary" of any Person means
                  a Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated subsidiary.

                           "Consolidated Tax Expense" means, with respect
                  to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP, other than taxes (either positive or negative) attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to Asset Sales.

                           "Contingent Redemption Price" shall have the
                  meaning ascribed to it in paragraph (e) (i) (B) hereof.

                           "Convertible Debentures" means the 6 1/2%
                  Convertible Subordinated Debentures due 2011 of the
                  Corporation.

                           "Credit Agreement" means the credit agreement
                  dated as of July 1, 1993, among La Petite Holdings
                  Corp., La Petite Acquisition Corp., the lenders which are or became parties from time to time thereto and Bankers Trust Company and Banque Paribas, as Agent Banks, together with the documents related thereto (including, without limitation, any guarantees or security documents), as amended, and as the same may at any time may be amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof (whether before or after the termination thereof) and whether by the same or any other lender or group of lenders.

                           "Disqualified Stock" means any class or series
                  of Capital Stock or other equity interest that, by its terms or the terms of any agreement related thereto (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each case, upon the occurrence of a change of control of the issuer of such Capital Stock), in whole or in part, on or prior to the mandatory redemption date of the Class A Preferred Stock, or is convertible into or exchangeable for debt securities at the option of the holder at any time prior to such date.

                           "Dividend Payment Date" means February 1, May 1,
                  August 1 and November 1, of each year.

                           "Dividend Period" means the Initial Dividend
                  Period and, thereafter, each Quarterly Dividend Period.

                           "Exchange Act" means the Securities Exchange Act of
                  1934, as amended.

                           "Exchange Date" means a date on which shares
                  of Class A Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                           "Exchange Debentures" shall have the meaning
                  ascribed to it in paragraph (g) (i) hereof.

                           "Exchange Notice" shall have the meaning ascribed
                  to it in paragraph (g) (ii) hereof.

                           "Fair Market Value" or "fair value" means,
                  with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair

                  Market Value shall be determined by the Board of Directors acting reasonably and in good faith.

                           "Fiscal Quarter" means any quarter in any
                  Fiscal Year, the duration of such quarter being defined in accordance with GAAP.

                           "GAAP" means generally accepted accounting
                  principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Class A Preferred Stock Issue Date.

                           "guarantee" means, as applied to any
                  obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part of all of such obligation and
                  (ii) an agreement, direct or indirect, contingent or otherwise, the practical or legal effect of which is to assure in any way the payment or performance (or payment of damages in the event of a non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down by letters of credit.

                           "Holder" means a holder of shares of Class A
                  Preferred Stock.

                           "incur" means, with respect to any
                  Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

                           "Indebtedness" means, with respect to any
                  Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money
                  (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or a letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property but excluding trade accounts payable arising in the ordinary course of business; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business; (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
                  by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the Fair Market Value of the assets or property securing such Lien; (v) all Indebtedness of others (including all interest and dividends on any Indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) all obligations under Interest Rate Protection Agreements.

                           "Indenture" shall have the meaning ascribed to it
                  in paragraph (f) (ii) (d) hereof.


                           "Initial Dividend Period" means the dividend
                  period commencing on the Class A Preferred Stock Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                           "Interest Protection Agreements" means the
                  Interest Rate Protection Agreements (i) entered into by the Corporation in a notional amount not exceeding the aggregate principal amount outstanding under the Credit Agreement and (ii) as otherwise permitted by the Credit Agreement, so long as the notional amount thereof does not exceed the underlying obligation to which it relates.

                           "Interest Rate Protection Agreement" means any
                  interest rate swap agreement, interest rate cap agreement or other similar financial agreement.

                           "Investment" by any Person means any direct or
                  indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), (ii) purchase or acquisition of Capital
                  Stock, bonds,
                  notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extensions of trade credit and advances to customers and suppliers to the extent in the ordinary course of business and made in accordance with customary industry practice. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                           "Junior Stock" shall have the meaning ascribed to

                  it in paragraph (b) hereof.

                           "Lien" means any mortgage, pledge, security
                  interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Corporation or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

                           "Management Consulting Agreement" means the
                  management consulting agreement dated as of July 23, 1993 between Vestar and La Petite Acquisition Corp.

                           "Management Investors" means employees of the
                  Corporation who acquired or have the right to acquire Common Stock of Vestar LPA.

                           "Mandatory Redemption Price" shall have the
                  meaning ascribed to it in paragraph (e) (ii) hereof.

                           "Merger" means the merger of La Petite
                  Holdings Corp., a Delaware corporation, with and into the Corporation, its Wholly Owned Subsidiary, with the Corporation as the survivor, effective as of midnight on May 31, 1997. Pursuant to the Merger and by operation of law, the 9-5/8% Senior Notes of the Corporation from time to time issued in accordance with the Senior Note Indenture evidencing indebtedness of to La Petite Holdings Corp. ceased to exist.

                           "Net Equity Proceeds" means (a) in the case of
                  any sale by the Corporation of Qualified Capital Stock of the Corporation, the aggregate net proceeds received by the Corporation, after payment of expenses, commissions and similar charges incurred in connection therewith, whether such proceeds are in cash or in other property (valued at the Fair Market Value thereof at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Corporation for or into shares of Qualified Capital Stock of the Corporation, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accredited amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Corporation prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness to the Corporation upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Corporation in connection therewith), in the case of either clause (a) or (b) to the extent consummated after the Class A Preferred Stock Issue Date.

                           "Optional Redemption Price" shall have the meaning
                  ascribed to it in paragraph (e) (i) hereof.

                           "Parity Stock" shall have the meaning ascribed to it
                  in paragraph (b) hereof.

                           "Permitted Holders" means Vestar LPA (for so
                  long as the Voting Stock of Vestar LPA is controlled by Vestar, the Management Investors and their respective Affiliates and Associates), the Management Investors and their respective Affiliates and Associates.

                           "Permitted Indebtedness" means (i)
                  Indebtedness of Holdings and its Subsidiaries existing on the Class A Preferred Stock Issue Date as in effect on the Class A Preferred Stock Issue Date; (ii) Indebtedness of the Corporation and its Subsidiaries evidenced by or arising under (a) the Credit Agreement, provided that the aggregate principal amount of Indebtedness outstanding under the Credit Agreement (whether or not amended or refinanced) pursuant to this clause (ii) (a) shall not exceed $25,000,000 (less, as of any date, any and all amounts of principal repaid (a refinancing not being deemed a repayment) pursuant to such agreement since the Class A Preferred Stock Issue Date (other than pursuant to the working capital facility portion thereof)) at any time, and (b) Interest Protection Agreements; (iii) Indebtedness of the Corporation evidenced by or arising under the Senior Notes and the Senior Note Indenture (in each case as in effect on the

                  Class A Preferred Stock Issue Date); (iv) Indebtedness of the Corporation to a Subsidiary of the Corporation or by a Subsidiary of the Corporation to the Corporation or between Subsidiaries of the Corporation, provided that any Indebtedness of the Corporation to any of its Subsidiaries shall be evidenced by an intercompany promissory note that is subordinated in right of payment to the payment and performance of the Corporation's obligations under the Senior Note Indenture and the Senior Notes to the same extent and in the same manner as the Exchange Debentures would, if issued, be subordinated to Senior Indebtedness of the Company (as defined in the Indenture), and provided, further, that any subsequent issuance or transfer of Capital Stock of a Subsidiary of the Corporation (the "Obligee Subsidiary") that results in such Subsidiary's ceasing to be a Subsidiary of the Corporation or any subsequent transfer of such Indebtedness owing from the Corporation or any Subsidiary of the Corporation to such Obligee Subsidiary (other than a transfer to another Subsidiary of the Corporation) shall be deemed in each case to constitute the incurrence of Indebtedness by the Corporation or a Subsidiary of the Corporation to the extent the Corporation or any Subsidiary of the Corporation is indebted to such Obligee Subsidiary that no longer is a Subsidiary of the Corporation or has transferred such Indebtedness;
                  (v) Indebtedness secured by mortgages or Capitalized
                  Lease Obligations incurred in connection with (x) the development or improvement of properties of the Corporation existing on the Class A Preferred Stock
                  Issue Date (including Indebtedness incurred to refinance or refund the cost of such development or improvement (whether incurred at the time of such development or improvement or thereafter)), not to exceed $3,000,000 at any time outstanding and (y) the purchase or development of academies of the Corporation not existing on the Class A Preferred Stock Issue Date (including Indebtedness incurred to refinance or refund the cost of such development or improvement (whether incurred at the time of such development or improvement or thereafter)), such incurrence not to exceed more than $10,000,000 in aggregate principal amount in any fiscal year of the Corporation ($4,250,000 for the fiscal year ended December 31, 1993); (vi) other Indebtedness of the Corporation and of its Subsidiaries which may, but need not, be incurred under the Credit Agreement (to the extent not permitted by clause (ii)
                  (a) above), provided that the aggregate of all Indebtedness outstanding at any time pursuant to this clause (vi) does not exceed $20,000,000 (after giving effect to the Indebtedness to be incurred on such date pursuant to this clause (vi) and after giving effect to the adjustments reflected in the next proviso hereto), and provided, further, that to the extent the term loan portion of the Credit Agreement is refinanced at any time after the Class A Preferred Stock Issue Date and the Indebtedness that is or may be incurred thereunder is or may be incurred for any purpose other than to fund the redemption of the Subordinated Debentures, then the amount of Indebtedness at any date permitted to be incurred (or incurred and outstanding) under this clause (vi) shall be reduced by an amount equal to the excess, if any, of (x) the aggregate principal amount of Indebtedness outstanding at such date under such refinancing of the term loan portion of the Credit Agreement over (y) the sum of (1) the reduction since the Class A Preferred Stock Issue Date in the amount payable upon conversion of all of the Subordinated Debentures (not to exceed $17,400,000 in the aggregate) as a result of conversions, redemptions or repurchases of the Subordinated Debentures plus (2) the product of (A) $2,600,000 and (b) the ratio of the aggregate principal amount of Subordinated Debentures that have been converted or repurchased as of such date since the Issue Date to $33,900,000 (not to exceed $2,600,000 in the aggregate); (vii) any replacement, renewal, refinancing, amendment or extension (collectively, "refinancing") of Indebtedness of the Corporation or of any of its Subsidiaries incurred under clause (i) and (iii) of this definition or any refinancing of Indebtedness of the Corporation or of any of its Subsidiaries incurred in accordance with the Consolidated Fixed Charge Coverage Ratio provisions under paragraph (1) (i) hereof ("Existing Debt," and any such refinancing of such Indebtedness, "New Debt"), provided that (a) any such New Debt shall have a Stated Maturity no earlier than the earlier of one year after August 1, 2003 or the Stated Maturity of the Existing Debt and shall not provide for any other mandatory redemptions or other repayments or prepayments in an amount greater than or at a time prior to the amounts and times specified in the Existing Debt, and (b) to the extent the principal amount of such New Debt exceeds the amount of principal, interest and premium, if any, of the Existing Debt outstanding as of the date of the proposed incurrence of the New Debt, such excess may only be incurred if otherwise permitted under the provisions described under paragraph (1) (i) hereof;
                  and (viii) letters of credit obtained by the Corporation or its Subsidiaries in the ordinary course of business consistent with past practices in connection with workers' compensation and other insurance.

                           "Permitted Investments" means (i) Investments
                  in the Corporation by any Subsidiary of the Corporation or Investments (including acquisitions) in any other Person, if after giving effect to any such Investment, such Person continues to be or would be a Subsidiary of the Corporation; (ii) cash and Cash Equivalents; (iii) Investments by the Corporation or by any of its Subsidiaries in a business substantially similar to or related to that of the Corporation including, but not limited to, joint ventures or other business alliances formed for the purpose of contract bidding and execution in the ordinary course of business or otherwise; and (iv) Investments of the Corporation and its Subsidiaries arising as a result of any Asset Sale (as defined in the Senior Note Indenture) otherwise complying with the terms of the Senior Note Indenture.

                           "Person" means any individual, corporation,
                  partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                           "Plan of Liquidation" means a plan (including
                  by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the Corporation to the holders of the Capital Stock of the Corporation.

                           "Qualified Capital Stock" means, with respect
                  to any Person, any Capital Stock of such Person that is not Disqualified Stock or convertible into or exchangeable or exercisable for Disqualified Stock.

                           "Quarterly Dividend Period" shall mean the
                  quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on each Dividend Payment Date, respectively.


                           "Redemption Date", with respect to any shares
                  of Class A Preferred Stock, means the date on which such shares of Class A Preferred Stock are redeemed by the Corporation.

                           "Redemption Notice" shall have the meaning ascribed
                  to it in paragraph (e) (iii) hereof.

                           "refinancing" has the meaning set forth under
                  the definition of Permitted Indebtedness, and "refinanced" and "refinance" have meanings correlative thereto.

                           "Restricted Payment" means (i) the declaration
                  or payment of any dividend or the making of any other distribution (whether in cash, securities or other property or assets of the Corporation or of any of its Subsidiaries) on the Corporation's Capital Stock (other than the Class A Preferred Stock), or to the holders of the Corporation's Capital Stock (other than the Class A Preferred Stock), other than dividends distributions payable solely in Qualified Capital Stock of the Corporation; (ii) the making of any Investment by the Corporation or by any Subsidiary of the Corporation other than Permitted Investments; or (iii) any purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Corporation, or any warrants, rights or options to purchase or acquire shares of the Capital Stock of the Corporation held by any Person, other than through the issuance in exchange therefor solely of Qualified Capital Stock of the Corporation. The dollar amount of the non-cash dividend or distribution by the Corporation or on the Corporation's Capital Stock shall be equal to the Fair Market Value of such dividend or distribution at the time of such dividend or distribution.

                           Notwithstanding the foregoing, provided that
                  no Voting Rights Triggering Event (as provided herein) has occurred and is continuing at the time thereof or would occur as a result thereof the advancing or dividending of funds in amounts and at times necessary to permit the acquisition of Common Stock of a direct or indirect parent of the Corporation from members of management of the Corporation who have died or whose employment has terminated in accordance with existing agreements shall not be or be deemed to be Restricted

                  Payments, provided that (x) the aggregate amount of all such advances, dividends and payments from and including the Class A Preferred Stock Issue Date shall not exceed $2,000,000 net of receipts from reissuance and (y) the aggregate of all such advances, dividends and payments shall not exceed $1,000,000 unless immediately after giving effect to any such proposed advance, dividend or payment the Corporation could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (1) (i) hereof.

                           "SEC" means the Securities and Exchange Commission.

                           "Senior Notes" means the 9-5/8% Senior Secured
                  Notes due 2001 of the Corporation issued under the Senior Note Indenture.

                           "Senior Note Indenture" means the Indenture
                  dated as of July 15, 1993, as amended, between the Corporation and Shawmut Bank Connecticut, National Association, as trustee thereunder, under which the Corporation's 9-5/8% Senior Secured Notes due 2001 were issued.

                           "Senior Stock" shall have the meaning ascribed to
                  it in paragraph (b) hereof.

                           "Stated Maturity" means, with respect to any
                  security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (other than pursuant to any provision providing for the repurchase of such security at the option of the holder thereof).

                           "Subordinated Debenture Indenture" means the
                  indenture dated as of June 1, 1986 between the Corporation and United Missouri Bank of Kansas City, N.A., as trustee as in effect on the Issue Date, pursuant to which the Subordinated Debentures were issued.

                           "Subordinated Debentures" means the 6 1/2%
                  Convertible Subordinated Debentures due June 1, 2011 of the Corporation issued pursuant to the Subordinated Debenture Indenture.

                           "Subsidiary" means, with respect to any
                  Person, (i) any corporation more than fifty percent (50%) of the voting securities, having ordinary voting power, of which is owned directly or indirectly by such Person or by one or more other Subsidiaries of such Person or such Person in conjunction with one or more other Subsidiaries of such Person or (ii) any other Person more than fifty percent (50%) of the voting interest, under ordinary circumstances of which is owned directly or indirectly by such Person or by one or more Subsidiaries of such Person or by such Person in conjunction with one or more other Subsidiaries of such Person.

                           "Vestar" means Vestar Capital Partners, Inc.,
                  a Delaware corporation.

                           "Vestar LPA" means Vestar/LPA Investment
                  Corp., a Delaware Corporation and the entity owning 100% of the Common Stock of the Corporation.

                           "Voting Rights Triggering Event" shall have
                  the meaning ascribed to it in paragraph (f) (iv) (A) hereof.

                           "Voting Stock" means, with respect to any
                  Person, securities of any class or classes of Capital Stock or then voting security or ownership interest in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

                           "Wholly Owned Subsidiary" means, with respect
                  to any Person, and Subsidiary of such Person all of the outstanding shares of Capital Stock of which (other than directors' qualifying shares) are owned directly by such Person or a Wholly Owned Subsidiary of such Person.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (a) The business and affairs of the
                  Corporation shall be managed by or under the direction of a Board of Directors.

                           (b) The directors shall have concurrent power
                  with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                           (c) The number of directors of the Corporation
                  shall be as from time to time fixed by, or in the manner provided in, the ByLaws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                           (d) No director shall be personally liable to
                  the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or
                  (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                           (e) In addition to the powers and authority
                  hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                  NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                  IN WITNESS WHEREOF, the Corporation, as authorized and directed by its directors and adopted by its sole voting stockholder, has caused this Restated Certificate of Incorporation to be executed by Phillip M. Kane, its Senior Vice President, Chief Financial Officer and Treasurer, and attested by Peggy A. Ford, its Secretary, this ___ day of May, 1997.

                                      LA PETITE ACADEMY, INC.


                                      By: _____________________________

                                          Name:  Phillip M. Kane
                                          Title: Senior Vice President, Chief

                                                 Financial Officer and Treasurer

Attest:

By: _______________________
     Name:  Peggy A. Ford
     Title: Secretary